                                                                   EXHIBIT 99


[LOGO]                                       FOR IMMEDIATE RELEASE
                                             CONTACT:  CONWAY G. IVY
                                             SENIOR VICE PRESIDENT, CORPORATE
                                             PLANNING AND DEVELOPMENT
                                             216-566-2102


                                      NEWS:

------------------------------------------------------------------------------

            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140


CLEVELAND, OHIO, October 21, 2004 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and first nine months ended September 30, 2004. Diluted net income per common share in the third quarter increased 12.2 percent to $.92 per share compared to $.82 per share in 2003 and $2.14 per share in the first nine months versus $1.77 per share last year. Consolidated net sales increased 11.6 percent to $1.7 billion in the third quarter and 11.9 percent to $4.6 billion in the first nine months versus comparable periods last year. Net income increased 10.4 percent to $132.9 million in the third quarter and 19.0 percent to $310.8 million in the first nine months. The financial results include the operations of three acquisitions completed at various times since the third quarter of 2003 and the operations of two larger acquisitions, Duron, Inc. and Paint Sundry Brands Corporation, beginning with the month of September 2004. The acquisitions increased consolidated net sales 4.0 percent, consolidated net income 2.1 percent and diluted net income per share $.02 per share in the third quarter. In the first nine months of 2004, the acquisitions increased consolidated net sales 2.3 percent, net income 1.6 percent and diluted net income per share $.03 per share.

         Net sales in the Paint Stores Segment increased 13.0 percent to $1.1 billion in the third quarter and 12.1 percent to $3.0 billion in the first nine months of 2004 versus the comparable periods last year. Continuing strong domestic architectural paint sales to contractor and do-it-yourself (DIY) customers accounted for most of the sales improvement in both periods. The acquisition of Duron, Inc. also contributed to the increased Paint Stores Segment sales along with the continued improvement of industrial maintenance and product finishes sales. Net sales from stores open more than twelve calendar months increased 8.9 percent in the third quarter and 9.9 percent in the first nine months. The Paint Stores Segment's operating profit increased 19.6 percent to $168.5 million during the quarter due primarily to the increased sales volume and selling, general and administrative expense control. In the first nine months, this Segment's operating profit increased 24.3 percent to $364.9 million due primarily to the incremental sales volume and strong expense control.

         Net sales in the Consumer Segment increased 5.1 percent to $345.8 million in the third quarter and 10.0 percent to $1.0 billion in the first nine months versus the comparable periods last year. The sales increase in the third quarter was due to the favorable impact of sales from acquisitions that were partially offset by sales declines due to inventory adjustments at some of our retail customers and elimination of a paint program with a customer. In the first nine months of 2004, the increased net sales of this Segment were due primarily to the favorable impact of sales from acquisitions and increased sales from new product programs. Operating profit of this Segment decreased 14.3 percent to $54.3 million in the third quarter due primarily to increasing raw material costs that could not be offset by acquisition operating profits and favorable manufacturing absorption related to manufacturing volume increases. Operating profit increased 2.8 percent to $173.5 million in the first nine months. The increase in operating profit during the first nine months was due primarily to the sales increase, operating profits related to acquisitions and favorable manufacturing absorption which more than offset higher raw material costs. Tight spending control of selling, general and administrative expenses contributed to operating profits in the quarter and year-to-date periods.

         The Automotive Finishes Segment's net sales increased 13.6 percent to $130.8 million in the third quarter and 11.6 percent to $382.6 million in the first nine months versus the comparable periods last year. Currency exchange fluctuations relative to last year had only a minor impact on net sales of this Segment in the third quarter and first nine months of 2004. The net sales gains were primarily due to new product introductions, improving international sales and the April 2004 acquisition of a majority interest in a foreign automotive coatings company. Operating profit in this Segment improved 19.7 percent to $14.8 million in the third quarter and 13.8 percent to $43.1 million in the first nine months. This Segment's operating profit in the third quarter and first nine months improved primarily due to the sales increases, sales of higher margin new products, improvements in the international business units and profits of the foreign acquisition that more than offset the effect of increasing raw material costs.

         Net sales in the International Coatings Segment, stated in U.S. dollars, increased 18.2 percent to $80.7 million in the third quarter and 19.7 percent to $233.2 million in the first nine months versus the comparable periods last year. Favorable currency exchange fluctuations relative to last year increased net sales for this Segment in U. S. dollars by 3.8 percent in the third quarter and 10.0 percent in the first nine months. Sales in local currency during the third quarter were positively impacted by improving sales trends in South America and the United Kingdom while, for the first nine months, they were constrained by competitive market conditions in South America. Third quarter operating profit for the Segment in U.S. dollars increased 40.6 percent to $4.5 million from $3.2 million a year ago due primarily to volume increases and expense control. For the first nine months, the Segment realized an operating profit of $10.5 million compared to $3.6 million in the first nine months of 2003. The first nine months increase was due primarily to the net sales gain, operating efficiencies related to additional manufacturing volume, tight expense control and favorable currency exchange rates.

         The Company purchased 1,800,000 shares of its common stock during the third quarter of 2004 bringing the total purchased to 5,150,000 shares for the first nine months. The Company had remaining authorization at September 30, 2004 to purchase 11,873,000 shares.

         Commenting on the Company's operating results for the third quarter and first nine months of 2004, Christopher M. Connor, Chairman and Chief Executive Officer, said, "We continue to be encouraged by the strength of the Paint Stores Segment's architectural, product finishes and industrial maintenance paint sales. In it's first month of combined operations with our Paint Stores Segment, Duron contributed to the strong performance achieved by that Segment.

         "In the Consumer Segment, we are concerned about the continuing moderate paint sales to some of our retail customers. The acquisitions made since the third quarter of 2003 favorably impacted the net sales and operating profit of this Segment but could not overcome the sluggishness of the core business in the third quarter. The cost containment efforts implemented over the past few years helped the Consumer Segment's operating profit but could not completely offset the effects of significantly increasing raw material costs.

         "Domestically, our Automotive Finishes Segment's sales continue to grow through new product introductions and the opening of new branches. We are encouraged by the improving operations of the international portions of our Automotive Finishes Segment. In the International Coatings Segment, we are pleased with the sales and operational progress and are encouraged by our local management teams' initiation of actions to improve profitability.

         "Due to the strong level of sales and profits experienced in the last half of 2003 and the raw material cost increases we are currently experiencing, year-over-year consolidated net sales and profit comparisons are more challenging. We will continue to launch new products, actively pursue new customers, open stores and increase the productivity of our operations to improve sales and operating income in all operating segments of our business. We anticipate that fourth quarter net sales will increase in the low double digits versus last year's fourth quarter partially helped by the recently completed acquisitions. With increased net sales at that level, we expect diluted net income per common share in the fourth quarter will be in the range of $.48 to $.52 per share compared to $.48 per share earned in last year's fourth quarter. We commented on July 22, 2004 that we expected our annual net sales increase for 2004 would be in high single digits over 2003 and diluted net income per common share for the year 2004 to be in the range of $2.58 to $2.66 per share. We now expect our annual sales increase will be in the low double digits range and diluted net income per common share for the year 2004 to be in the range of $2.62 to $2.66 per share compared to $2.26 per share earned in 2003."

         The Company will conduct a conference call to discuss its financial results for the third quarter and first nine months and its outlook for the fourth quarter and full year 2004 at 11:00 a.m. ET on October 21, 2004. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Investor Relations, then choose Press Releases and click on "webcast" following the reference to the October 21st release. For those who cannot listen to the live webcast, an archived replay will be available at http://www.sherwin.com beginning approximately two hours after the call ends. The archived replay will be available until Monday, November 1, 2004 at 5:00 p.m. ET.

         The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

-------------------------------------------------------------------------------

This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                  THE SHERWIN-WILLIAMS COMPANY AND SUBSIDIARIES
                  Statements of Consolidated Income (Unaudited)

                                                      Three months ended September 30,     Nine months ended September 30,
                                                      --------------------------------     -------------------------------
Thousands of dollars, except per share data                 2004             2003              2004              2003
                                                       -------------     -------------     -------------     -------------
Net sales                                              $   1,677,130     $   1,503,086     $   4,614,606     $   4,123,225
Cost of goods sold                                           933,585           824,440         2,578,017         2,277,063
Gross profit                                                 743,545           678,646         2,036,589         1,846,162
  Percent to net sales                                          44.3%             45.2%             44.1%             44.8%
Selling, general and administrative expenses                 527,124           480,076         1,526,073         1,404,608
  Percent to net sales                                          31.4%             31.9%             33.1%             34.1%
Interest expense                                              10,235             9,501            28,987            29,545
Interest and net investment income                            (1,734)           (1,255)           (4,274)           (3,664)
Other expense - net                                            3,116               880             6,643             4,292
                                                       -------------     -------------     -------------     -------------
Income before income taxes and
  minority interest                                          204,804           189,444           479,160           411,381
Income taxes                                                  71,681            69,147           167,706           150,154
Minority interest                                                260                                 685
                                                       -------------     -------------     -------------     -------------

Net income                                             $     132,863     $     120,297     $     310,769     $     261,227
                                                       =============     =============     =============     =============

Net income per common share:
       Basic                                           $        0.95     $        0.83     $        2.20     $        1.80

       Diluted                                         $        0.92     $        0.82     $        2.14     $        1.77

Average shares and equivalents outstanding - basic       140,197,680       144,486,083       141,179,050       145,258,497
                                                       =============     =============     =============     =============

Average shares and equivalents outstanding - diluted     144,665,013       146,858,309       145,103,213       147,399,678
                                                       =============     =============     =============     =============



Additional information regarding the Company's financial results can be found on the Internet at "www.sherwin.com", Investor Relations page.